Exhibit 23.1

Consent of Independent Public Accountants

Independent Auditor’s Consent

We hereby consent to the inclusion of our report dated March 30, 2015 on the financial statements of Mackinac Financial Corporation and Subsidiaries for the year ended December 31, 2014, appearing in this Form 10-K.

/s/ Plante Moran, PLLC
Plante Moran, PLLC

Grand Rapids, Michigan
March 31, 2015